Filed Pursuant to Rule 433 Registration Statement No. 333-262557
Dated September 21, 2023

Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the common stock of JPMorgan Chase & Co., the common stock of Eli Lilly and Company and the common stock of Lockheed Martin Corporation due September 29, 2026
Term Sheet to Preliminary Pricing Supplement dated September 21, 2023

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Market Measures:
The common stock of JPMorgan Chase & Co., the common stock of Eli Lilly and Company and the common stock of Lockheed Martin Corporation (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”).

Pricing Date*:	September 29, 2023
Issue Date*:	October 4, 2023
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments:
On each contingent coupon payment date the securities will pay a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the stock closing price of the lowest performing Underlying Stock on the related calculation day is greater than or equal to its coupon threshold price. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 12.

Contingent Coupon Payment Dates:	Monthly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	At least 10.50% per annum, to be determined on the pricing date
Automatic Call:
If the stock closing price of the lowest performing Underlying Stock on any of the calculation days from March 2024 to August 2026, inclusive, is greater than or equal to its starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment.

Calculation Days*:
Monthly, on the 24th of each calendar month, commencing in October 2023 and ending in September 2026. We refer to the calculation day scheduled to occur in September 2026 (expected to be September 24, 2026) as the “final calculation day”

Call Settlement Date:	Three business days after the applicable calculation day.
Maturity Payment Amount (per security):
•     if the ending price of the lowest performing Underlying Stock on the final calculation day is greater than or equal to its downside threshold price: $1,000; or
•     if the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price:
$1,000 × performance factor of the lowest performing Underlying Stock on the final calculation day

Stated Maturity Date*:	September 29, 2026
Starting Price:	For each Underlying Stock, its stock closing price on the pricing date
Ending Price:	For each Underlying Stock, its stock closing price on the final calculation day
Coupon Threshold Price:	For each Underlying Stock, 70% of its starting price
Downside Threshold Price:	For each Underlying Stock, 60% of its starting price
Lowest Performing Underlying Stock:	For any calculation day, the “lowest performing Underlying Stock” will be the Underlying Stock with the lowest performance factor on that calculation day.
*   Subject to change.
Summary of Terms (continued)
Performance Factor:	With respect to an Underlying Stock on any calculation day, its stock closing price on such calculation day divided by its starting price (expressed as a percentage).
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115FCS8 / US89115FCS83
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
**In respect of certain securities, we may pay a fee of up to $3.50 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.
Hypothetical Payout Profile (maturity payment amount)
If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.
Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlying Stock, but you will have full downside exposure to the lowest performing Underlying Stock on the final calculation day if the ending price of that Underlying Stock is less than its downside threshold price.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $900.00 and $940.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement: http://www.sec.gov/Archives/edgar/data/947263/000114036123044755/ef20011028_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-11 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated August 31, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus. Please review those risk disclosures carefully.
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If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity: If the ending price of the lowest performing Underlying Stock on the final calculation day is less than its downside threshold price, the maturity payment amount will be reduced by an amount equal to the decline in the price of the lowest performing Underlying Stock from its starting price.

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The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

●	The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stocks Perform Favorably.
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Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks.

●	You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.
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You May Be Fully Exposed To The Decline In The Lowest Performing Underlying Stock On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Underlying Stock.

●	Higher Contingent Coupon Rates Are Associated With Greater Risk.
●	You Will Be Subject To Reinvestment Risk.
●	Each Calculation Day (Including The Final Calculation Day) And The Related Call Settlement Date (Including The Stated Maturity Date) Is Subject To Market Disruption Events And Postponements.
●	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
●	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
●	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
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The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

●	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
●	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
●	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
●	If The Price Of Any Underlying Stocks Change, The Market Value Of Your Securities May Not Change In The Same Manner.
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Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stocks And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●	Investing In The Securities Is Not The Same As Investing In The Underlying Stocks.
●	Historical Prices Of The Underlying Stocks Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stocks During The Term Of The Securities.
●	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
●	We, The Agents And Our Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.
●	We, The Agents And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
●	You Have Limited Anti-Dilution Protection.
●	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
●	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
●	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.